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EXHIBIT NO. 23.2






INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement
No. 333-12619 of Hyperion Telecommunications, Inc. of our report dated June 28, 1996 (October 3, 1996 as to Notes 4 and 5, the sixth paragraph of Note 6 and the last paragraph of Note 7) (which expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for income taxes), appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


Pittsburgh, Pennsylvania
December 27, 1996